EXHIBIT 1(a)

                             ARTICLES SUPPLEMENTARY

                                       OF

                             THE NEEDHAM FUNDS, INC.

     The Needham Funds, Inc., a Maryland corporation which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article Fifth of the Articles of Incorporation of the Company, the Board of Directors: (i) has duly designated and classified one hundred million (100,000,000) shares of the authorized but unissued shares of the Company's common stock, par value $0.001 per share, as a new series of shares, such series being designated as the "Needham Aggressive Growth Fund" series; and
(ii) has duly designated the nine hundred million (900,000,000) shares of issued and unissued authorized shares of the Company's common stock not designated and classified pursuant to (i) above as the "Needham Growth Fund" series of shares of the Company's common stock.

     (a) Immediately prior to the filing of these Articles Supplementary, the Company had the authority to issue one billion (1,000,000,000) shares of common stock, $0.001 par value per share, all of which were classified as common stock. The aggregate par value of all of such shares was $1,000,000.

     (b) Immediately after the filing of these Articles Supplementary, the Company will have the authority to issue one billion (1,000,000,000) shares of common stock, $0.001 par value per share, of which one hundred million (100,000,000) of such shares will be designated as the Needham Aggressive Growth Fund series of common stock and nine hundred million (900,000,000) of such shares will be designated as the Needham Growth Fund series of common stock. The aggregate par value of all of such shares will be $1,000,000.

     SECOND: A description of the "Needham Aggressive Growth Fund" series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and the terms or conditions of redemption of such shares, as set by the Board of Directors of the Company, is as follows:

     Except as provided in the Charter of the Company, the shares of the Needham Aggressive Growth Fund series shall be identical in all respects with the shares of the Needham Growth Fund series, except that two series of shares, as opposed to one, now exist.


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     THIRD:  Except as  otherwise  provided by the express  provisions  of these
Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Company to classify and reclassify and issue any unissued shares of any series or class of the Company's common stock and to fix or alter all terms thereof to the full extent provided by the Articles of Incorporation of the Company.

     FOURTH: The Board of Directors of the Company, at a meeting duly called and held, duly authorized and adopted resolutions designating, re-designating and classifying the common stock of the Company as set forth in these Articles Supplementary.

     IN WITNESS WHEREOF, The Needham Funds, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 14th day of June, 2001; and its President acknowledges that these Articles Supplementary are the act of The Needham Funds, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST:                                         THE NEEDHAM FUNDS, INC.


/s/ Glen Albanese                               John C. Michaelson
-------------------------------                 --------------------------------
Secretary                                       President